                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           MITEL NETWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON SHARES WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                       N/A
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Sandra Cowan
              EdgeStone Stone Capital Equity Fund II - US GP, L.P.
                         c/o EdgeStone Capital Partners
                         130 King Street West, Suite 600
                            Toronto, Ontario M5X 1A6
                                     Canada
                                 (416) 860-3770
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 April 23, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 2 of 32
------------------------                                ------------------------

================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]            (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                       N/A                         [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON        PN

* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 3 of 32
------------------------                                ------------------------

================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                          N/A                      [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           PN

* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 4 of 32
------------------------                                ------------------------

================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                         N/A                       [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 5 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       SAMUEL L. DUBOC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:
       UNITED STATES AND CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                       N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 6 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       GILBERT S. PALTER
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 7 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       BRYAN W. KERDMAN
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                             N/A                        [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 8 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       SANDRA COWAN
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADIAN CITIZEN
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                         N/A                  [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           IN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D                Page 9 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-US, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 10 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II US GP, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:  ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 11 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 12 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                             N/A                        [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 13 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       ONTARIO, CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           PN


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 14 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 15 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       NATIONAL BANK FINANCIAL & CO. INC.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   WC
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A               [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 16 of 32
------------------------                                ------------------------


==============================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       NATIONAL BANK FINANCIAL & CO. INC. (ON BEHALF OF EDGESTONE CAPITAL CANADIAN AND NON-CANADIAN 2004 AFFILIATE FUNDS, ENTITIES TO BE CREATED)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 17 of 32
------------------------                                ------------------------


================================================================================
1      NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
       EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (a) [ ]                 (b) [ ]
--------------------------------------------------------------------------------
3      SEC USE ONLY
--------------------------------------------------------------------------------
4      SOURCE OF FUNDS   AF
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) OR 2(e)      N/A                        [ ]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION:       CANADA
--------------------------------------------------------------------------------
NUMBER OF                      7     SOLE VOTING POWER
SHARES                                    0 shares
BENEFICIALLY                   -------------------------------------------------
OWNED BY                       8     SHARED VOTING POWER
EACH                                      30,000,000 shares*
REPORTING                      -------------------------------------------------
PERSON WITH                    9     SOLE DISPOSITIVE POWER
                                          0 shares
                               -------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
                                          30,000,000 shares*
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  30,000,000 shares*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                            N/A                    [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)        21.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON           CO


* Represents Common Stock issuable upon the conversion of the Class A Stock and the exercise of Warrants. See Item 1 and Item 5.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 18 of 32
------------------------                                ------------------------


The following constitutes the Schedule 13D filed by the undersigned (the "Schedule 13D").

Item 1. Security and Issuer.

      (a) The class of equity securities to which this statement relates is common stock without par value (the "Common Stock"), of Mitel Networks Corporation (the "Issuer" or "Mitel"), Common Stock issuable upon conversion of the shares of Class A Convertible Preferred Shares, Series 1 (the "Class A Stock") and Common Stock issuable upon the exercise of certain warrants (the "Warrants").

      (b) The principal executive offices of the Issuer are located at 350 Legget Drive, Ottawa, Ontario, Canada K2K 2W7.

Item 2. Identity and Background.

      (a), (b), (c) and (f). This statement is filed jointly by (1) EdgeStone Capital Equity Fund II-A, L.P. ("Equity Fund II-A"), (2) EdgeStone Capital Equity Fund II-US, L.P. ("US LP"), (3) EdgeStone Capital Equity Fund II-US-Inst., L.P. ("US-Inst. LP"), (4) National Bank Financial & Co. Inc. ("NBF"), (5) EdgeStone Capital Equity Fund II-A GP, L.P. ("Equity Fund II-A GP"), (6) EdgeStone Capital Equity Fund II US GP, L.P. ("US GP LP"), (7) EdgeStone Capital Equity Fund II-US-Inst. GP, L.P. ("US-Inst. GP LP"), (8) EdgeStone Capital Equity Fund II-A GP, Inc. ("Equity Fund II-A GP Inc."), (9) EdgeStone Capital Equity Fund II-US Main GP, Inc. ("US GP Inc."), (10) EdgeStone Capital Equity Fund II-US-Inst. GP, Inc. ("US-Inst. GP Inc."), (11) Samuel L. Duboc ("Duboc"), (12) Gilbert S. Palter ("Palter"), (13) Bryan W. Kerdman ("Kerdman"), (14) Sandra Cowan ("Cowan"), and (15) EdgeStone Capital Equity Fund II-B GP, Inc. ("Equity Fund II-B GP Inc."). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons.

      Equity Fund II-A, US LP and US-Inst. LP are each a limited partnership, organized under the laws of the Province of Ontario, Canada. NBF is a corporation incorporated under the laws of Canada. The principal business of Equity Fund II-A, US LP and US-Inst. LP is investing in primary equity and equity-related securities of North American based entities. NBF is a wholly-owned subsidiary of a Canadian chartered bank. Equity Fund II-A, US LP and US-Inst. LP have a principal business address of 130 King Street West, Suite 600, Toronto, Ontario M5X 1A6. NBF has a principal business address of National Bank Tower, 600 de La Gauchetiere West, Montreal, Quebec H3B 4L2.

      Equity Fund II-A GP, US GP LP and US-Inst. GP LP are each a limited partnership organized under the laws of the province of Ontario, Canada. Each of these entities has a principal business address of 130 King Street West, Suite 600, Toronto, Ontario M5X 1A6. The principal business of Equity Fund II-A GP is to render investment management services to Equity Fund II-A and to serve as its sole General Partner. The principal business of US GP LP is to render investment management services to US LP and to serve as its sole General Partner. The principal business of US-Inst. GP LP is to render investment management services to US-Inst. LP and to serve as its sole General Partner.

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 19 of 32
------------------------                                ------------------------


      Equity Fund II-A GP Inc., Equity Fund II-B GP Inc., US GP Inc. and US-Inst. GP Inc. are each a corporation incorporated under the laws of Canada. Each of these entities has a principal business address of 130 King Street West, Suite 600, Toronto, Ontario M5X 1A6. The principal business of Equity Fund II-A GP Inc. is to manage the affairs of Equity Fund II-A GP and to serve as its sole General Partner. The principal business of Equity Fund II-B GP Inc. is to manage the affairs of EdgeStone Equity Fund II-B GP L.P. and to serve as its sole General Partner. The principal business of US GP Inc. is to manage the affairs of US GP LP and to serve as its sole General Partner. The principal business of US-Inst. GP Inc. is to manage the affairs of US-Inst. GP LP and to serve as its sole General Partner.

      Messrs. Duboc, Palter, and Kerdman and Ms. Cowan are each a director and principal executive officer of each of Equity Fund II-A GP Inc., Equity Fund II-B GP Inc., US GP Inc. and US-Inst. GP Inc., and such activities constitute their principal occupations. Such individuals are sometimes collectively referred to as the "Managing Members" or individually as a "Managing Member". Each Managing Member is a Canadian citizen and has a principal business address of 130 King Street West, Suite 600, Toronto, Ontario M5X 1A6.

      (d) During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding.

      (e) During the five years prior to the date hereof, none of the Reporting Persons has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

      The source of funds used for the purchase of shares of Class A Stock, at a purchase price of $1.00 per share, was the working capital of each of EdgeStone Capital Equity Fund II-A, L.P., National Bank Financial & Co. Inc., EdgeStone Capital Equity Fund II-US, L.P., EdgeStone Capital Equity Fund II-US-Inst., L.P. and National Bank Financial & Co. Inc. (on behalf of EdgeStone Capital Canadian and Non-Canadian 2004 Affiliate Funds, entities to be created), respectively. The aggregate funds used by the Reporting Persons to make such purchases were $11,343,001, $2,989,400, $458,800, $3,272,400 and $1,936,400, respectively.

Item 4. Purpose of Transaction.

      The Reporting Persons have acquired the Issuer's Common Stock for investment purposes, and such purchases have been made in the Reporting Persons' ordinary course of business.

      Pursuant to a Class A Convertible Preferred Share Subscription Agreement by and among Mitel, Equity Fund II-B GP Inc. as agent for Equity Fund II-A and its parallel

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 20 of 32
------------------------                                ------------------------


investors, EdgeStone Capital Equity Fund II Nominee Inc. as nominee for Equity Fund II-A and its parallel investors (collectively, the "Investors"), dated as of April 23, 2004 (the "Purchase Agreement"):

      1) Mitel shall have the right to issue and sell an additional 5,000,000 shares of its Class A Stock, on terms no more favorable than the terms set forth in the Purchase Agreement, at any time prior to (1) August 31, 2004, or (2) such later date as may be agreed to by Mitel and the Investors (the "Expiry Date").

      2) The Investors, or their permitted assignee, shall be entitled at any time or times on or before the Expiry Date, to purchase from Mitel up to an aggregate of 5,00,000 shares of its Class A Stock at a purchase price of $1.00 per share.

      3) Mitel shall have the right to issue and sell additional shares of its Common Stock with an aggregate purchase price of up to $10,000,000 to certain permitted investors.

      Pursuant to the Purchase Agreement, Mitel has agreed to file an Article of Amendment to:

      1) Designate a series of Class A Convertible Preferred Shares to be known as Class A Convertible Preferred Shares, Series 1.

      2) Designate a series of Class B Convertible Preferred Shares to be known as Class B Convertible Preferred Shares, Series 1.

      Pursuant to a Shareholders Agreement (the "Shareholders Agreement") by and among Mitel, the Investors and the other parties thereto, the signatories to the Shareholders Agreement agree to:

      1) Vote any and all shares of held by such signatories to cause the Board of Directors of Mitel to be composed of eight members, two such members to be designated by the Investors.

      2) For so long as the Investors hold at least 5,000,000 shares of Common Stock, require the consent of the Investors to, among other things, (1) amend Mitel's articles of incorporation or by-laws, (2) agree to certain change of control events or amalgamate or merge with or into any other corporation, with certain exceptions.

      Pursuant to the Shareholders Agreement, Mitel agrees to provide holders of at least 5% of the shares of Common Stock, on an as-if converted basis, certain pre-emptive rights in connection with any future issuance of new securities of Mitel on a pro rata basis.

      Pursuant to the Shareholders Agreement, and upon the occurrence of certain events set forth in the Shareholders Agreement, the Investors shall have the right, but not the obligation, to require Mitel:

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 21 of 32
------------------------                                ------------------------


      1) To purchase all, but not less than all, of the shares of Class A Stock held by the Investors at a purchase price of $1.00 per share.

      2) To purchase all or any portion of the shares of Common Stock or shares issuable upon the conversion of any convertible securities at a purchase price of (1) fair market value for the shares of Common Stock and (2) fair market value of the shares of Common Stock into which the convertible securities are convertible minus the amount payable by the holder of such convertible securities to effect such exercise or conversion.

      Pursuant to the Shareholders Agreement, and upon the occurrence of certain events set forth therein, the Investors shall have the right, but not the obligation, to require Mitel to purchase all, but not less than all, of the shares of Class A Stock held by the Investors at a price of $1.00 per share.

Item 5. Interest in Securities of the Issuer.

      Pursuant to the Purchase Agreement, (1) Equity Fund II-A has acquired 11,343,001 shares of Class A Stock and warrants to purchase 2,835,750 shares of Common Stock at a purchase price of $1.25 per share, (2) NBF has acquired 2,989,400 shares of Class A Stock and warrants to purchase 747,350 shares of Common Stock at a purchase price of $1.25 per share, (3) US LP has acquired 458,000 shares of Class A Stock and warrants to purchase 114,700 shares of Common Stock at a purchase price of $1.25 per share, (4) US-Inst. LP has acquired 3,272,400 shares of Class A Stock and warrants to purchase 818,100 shares of Common Stock at a purchase price of $1.25 per share, (5) NBF (behalf of EdgeStone Capital Canadian and Non-Canadian 2004 Affiliate Funds, entities to be created) has acquired 3,272,400 shares of Class A Stock and warrants to purchase 484,100 shares of Common Stock at a purchase price of $1.25 per share.

      Under SEC rules, (1) by virtue of their relationship as affiliated limited partnerships with shared directors of the general partner of the general partner, Equity Fund II-A, US LP and US-Inst. LP may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record, and (2) pursuant to an Amended and Restated Parallel Investment Agreement by and among Equity Fund II-A, US LP, US-Inst. LP, and NBF (collectively, the "Parallel Investors") and the other parties thereto, pursuant to which each Parallel Investor irrevocably appoints Equity Fund II-B GP Inc. as its agent to make all decisions with respect to all investments in portfolio companies, including Mitel, the Parallel Investors may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each entity owns of record.

      The following may also be deemed to beneficially own the shares of Equity Fund II-A, US LP, US-Inst. LP, NBF, and NBF (on behalf of EdgeStone Capital Canadian and Non-Canadian 2004 Affiliate Funds, entities to be created): (1) Equity Fund II-A GP as general partner of Equity Fund II-A and Equity Fund II-A GP Inc. as general partner of Equity Fund II-A GP; (2) US GP LP as general partner of US LP, and US GP Inc., as general partner of US GP LP; (3) US-Inst. GP LP as general partner of US-Inst. LP, and

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 22 of 32
------------------------                                ------------------------


US-Inst. GP Inc. as general partner of US-Inst. GP LP; (4) Equity Fund II-B GP Inc. as agent for the Parallel Investors; and (5) Duboc, Palter, Kerdman and Cowan as directors of each of Equity Fund II-A GP Inc., Equity Fund II-B GP Inc., US GP Inc., US-Inst. GP Inc. The entities and individuals in clauses
(1)-(5) of this paragraph expressly disclaim beneficial ownership of the shares held by Equity Fund II-A, US LP, US-Inst. LP, NBF, and NBF (on behalf of EdgeStone Capital Canadian and Non-Canadian 2004 Affiliate Funds, entities to be created).

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      The information provided or incorporated by reference in Item 4 and Item 5 is hereby incorporated by reference.

      To the best of the knowledge of Equity Fund II-A, US LP, US-Inst. LP and NBF, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of the Issuer.

Item 7. Material to be filed as Exhibits.

      A.    Agreement regarding filing of joint Schedule 13D

      B.    Power of Attorney

      C. Class A Convertible Preferred Share Subscription Agreement, dated as of April 23, 2004, by and among Mitel Networks Corporation and the other parties thereto

      D. Shareholders Rights Agreement, dated as of April 23, 2004, by and among Mitel Networks Corporation and the other parties thereto

      E. Registration Rights Agreement, dated as of April 23, 2004, by and among Mitel Networks Corporation and the other parties thereto

      F. Parallel Investment Agreement, dated as of April 28, 2003, by and among Edgestone Capital Equity Fund II-B GP Inc. and the other parties thereto

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 23 of 32
------------------------                                ------------------------


                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 3, 2004

                              EDGESTONE CAPITAL EQUITY FUND II-A, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II US GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US-INST., L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 24 of 32
------------------------                                ------------------------


                              NATIONAL BANK FINANCIAL & CO. INC.

                              By:  /s/ Lawrence Haber
                                   ___________________________________________
                              Name: Lawrence Haber
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-A GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US GP, L.P.
                              BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, L.P. BY ITS GENERAL PARTNER,
                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

c                             EDGESTONE CAPITAL EQUITY FUND II-A GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

c                             EDGESTONE CAPITAL EQUITY FUND II-B GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

------------------------                                ------------------------
CUSIP NO.  N/A                     SCHEDULE 13D               Page 25 of 32
------------------------                                ------------------------


                              EDGESTONE CAPITAL EQUITY FUND II-US MAIN GP, INC.

                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

                              EDGESTONE CAPITAL EQUITY FUND II-US-INST. GP, INC.


                              By:  /s/ Sandra Cowan
                                   ___________________________________________
                              Name: Sandra Cowan
                              Title: Executive Vice President

                              /s/ Samuel L. Duboc
                              _______________________________________________
                              Samuel L. Duboc

                              /s/ Gilbert S. Palter
                              _______________________________________________
                              Gilbert S. Palter

                              /s/ Bryan W. Kerdman
                              _______________________________________________
                              Bryan W. Kerdman

                              /s/ Sandra Cowan
                              _______________________________________________
                              Sandra Cowan

                                                                  --------------
                                                                   Page 26 of 32
                                                                  --------------

------------------------
CUSIP NO.  N/A                     SCHEDULE 13D
------------------------



                                  EXHIBIT INDEX

      A.    Agreement regarding filing of joint Schedule 13D

      B.    Power of Attorney

      C. Class A Convertible Preferred Share Subscription Agreement, dated as of April 23, 2004, by and among Mitel Networks Corporation and the other parties thereto

      D. Shareholders Rights Agreement, dated as of April 23, 2004, by and among Mitel Networks Corporation and the other parties thereto

      E. Registration Rights Agreement, dated as of April 23, 2004, by and among Mitel Networks Corporation and the other parties thereto

      F. Parallel Investment Agreement, dated as of April 28, 2003, by and among Edgestone Capital Equity Fund II-B GP Inc. and the other parties thereto